Exhibit 99.1

SOTHERLY HOTELS INC. AMENDS TAMPA LOAN

Williamsburg, Virginia – April 26, 2019 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced today that the Company has amended the original $19.0 million mortgage secured by the Crowne Plaza Tampa Westshore (the “Property”) with its existing lender, Fifth Third Bank.  With the amendment, the loan’s principal amount remains at approximately $18.2 million with a new 3-year term plus two 1-year extension periods. The mortgage’s interest rate will remain equal to the 30-day LIBOR rate plus 3.75%, reducing to the 30-day LIBOR rate plus 3.00% once the Property achieves certain performance hurdles. The loan amortizes on a 25-year schedule.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,156 rooms, and an interest in the Hyde Resort & Residences, a luxury condo hotel. Most of the Company’s properties operate under the Hilton Worldwide, Hyatt Hotels Corporation, InterContinental Hotels Group and Marriott International, Inc. brands. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Vice President – Operations and Investor Relations

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648